Exhibit 10.38

AGREEMENT FOR THE SALE OF URANIUM CONCENTRATES

THIS AGREEMENT FOR THE SALE OF URANIUM CONCENTRATES (this “Agreement”) is made effective as of the 31st day of March 2006,

BETWEEN:

URI, Inc., a company organized under the laws of the State of Delaware having its principal office in Lewisville, Texas (“URI”);

AND

UG U.S.A., INC., a company organized under the laws of the State of Georgia having its principal office in Atlanta, Georgia (“UG”).

RECITALS:

WHEREAS, URI and UG are Parties to the Contract for the Sale of Uranium Concentrates dated August 12, 2003, as amended on August 30, 2004 and on April 29, 2005, UG-reference V03/020, and to the Contract for the Sale of Uranium Concentrates dated April 29, 2005, UG-reference V05/014 (collectively, the “Original Contracts”);

WHEREAS, URI and UG agree to terminate the Original Contracts and enter into this Agreement as an amendment and restatement thereof upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual obligations hereinafter described and intending to be legally bound, the Parties agree as follows:

ARTICLE I

INTERPRETATION

1.01       Definitions:  In this Agreement the following terms and expressions shall have the following meanings:

(a)          “Agreed Rate” means a rate per annum that is equal to two (2%) percentage points in excess of the prime rate of interest per annum announced by the JP Morgan Chase Bank at New York, New York, as its prime rate of interest for U.S. dollar commercial loans;

(b)          “Base Quantity” shall mean in each Delivery Year one-half of the Concentrates produced by URI from its Texas Properties (up to a maximum of 600,000 pounds per Delivery Year or a total of 3,000,000 pounds for the entire Term of the Agreement);

(c)          “Book Transfer” means the completion of the transfer of U3O8 upon delivery of the Concentrates on the books of the Converter from the account of URI, or an account designated by URI, to the account of UG;

(d)          “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the United States of America;

(e)          “Concentrates” means natural uranium concentrates containing U3O8 produced from the Texas Properties;

(f)           “Converter” means the conversion facilities of (i) ConverDyn, located in Metropolis, Ill., and/or (ii) Cameco, located in Blind River, Ontario, as applicable;

(g)          “Converter’s Notice” means a written notice issued by the Converter to URI and UG confirming the Origin and the Delivery Quantity that was delivered to Converter by URI on the applicable Delivery Date by which Converter confirms the Book Transfer of Concentrates for the account of and on behalf of UG, and which has been signed by an authorized person of the Converter;

(h)          “Delivery Date” means any Business Day during the first week of each calendar month, as determined by URI, during the Term, beginning July 1, 2006, upon which URI delivers Concentrates to the applicable Converter for Book Transfer to UG;

(i)           “Delivery Location” means the location of the respective Converter determined by UG pursuant to a Delivery Notice.

(j)           “Delivery Notice” means the written notice issued by UG and provided to URI at least 15 days prior to a Delivery Date setting forth the Delivery Location for an applicable delivery;

(k)          “Delivery Quantity” means the amount of Concentrates to be delivered on a Delivery Date as set forth in the Invoice from URI to UG as contemplated by Section 4.03.

(l)           “Delivery Year” means each twelve-month period starting July 1 and  ending  June 30 throughout the Term during which the delivery of a quantity of Concentrates is made or scheduled to be made pursuant to this Agreement;

(m)          “GDP-IPD” means the Gross Domestic Product Implicit Price Deflator as published in the Survey of Current Business by the U.S. Department of Commerce, Bureau of Economic Analysis. In the event the basis for the GDP-IPD is substantially modified or such index is discontinued, the appropriate adjustment to the Index Value or selection of a substitute index, as applicable, shall be made by agreement of the Parties. If the index is converted from one base period to a new base period, U.S. Department of Commerce re-basing factors will be applied so that the basis for determining the percentage change between the index is not altered;

(n)         “Major Uranium Exploration Plays” means properties owned or operated by URI or its affiliates not subject to this Agreement, more specifically described in a letter dated simultaneously herewith from URI to UG;

 (o)         “Market Price” means the average of the month end long-term prices for U3O8 published for the second month immediately preceding the month in which a Delivery Date occurs by TradeTech in its Nuclear Market Review, defined as Long-Term Price Indicator U3O8 and the Ux Consulting Co., LLC, in its UX Weekly, defined as UX Price Indicator U3O8 Long-Term. Both long-term prices shall be applicable to origins of U3O8 legally acceptable for use in US reactors on the applicable Delivery Date;

(p)          “Origin” means the country in which the Delivery Quantity was mined and processed.

(q)          “Party” means either UG or URI and “Parties” means both of them;

(r)           “Shortfall” means the amount by which the Base Quantity in any Delivery Year is less than 600,000 pounds. After any Delivery Year, to the extent that there is a Shortfall, the Shortfall shall be added to the Base Quantity for the next succeeding Delivery Year. If at the end of the Term of this Agreement there is still a Shortfall, the Parties agree to extend the Term of this Agreement accordingly to reach the full 3,000,000 lbs;

(s)           “Suspension Agreement” means the suspension agreement which has been entered into and is still in force as of the date of execution of this Agreement between the United States Department of Commerce and The Russian Federation concerning the import of uranium into the United States of America as such agreement may be amended or replaced;

(t)           “Term” means the period of time from the Effective Date until June 30, 2011, or extended due to a Shortfall, during which URI shall deliver Concentrates to UG pursuant to the terms and conditions of this Agreement; and

(u)          “Texas Properties” means properties located in Texas currently owned by URI or URI’s parent company or any of its subsidiaries and properties located in Texas acquired by any of them in the future, excluding any Major Uranium Exploration Plays. URI will describe the Texas Properties more specifically in a letter to UG on or before the Effective Date;

(v)          “U3O8” means natural triuranium octoxide, the quantity of the element uranium in Concentrates being established by assay and converted to U3O8 by multiplying the quantity of uranium by 1.1792.

1.02       Headings:  The division of this Agreement into articles and sections, and the insertion of headings, are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Any reference herein to an article, section or other subdivision is a reference to such provision as contained in this Agreement.

1.03       Expanded Meanings:  In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the singular shall include the plural and the plural shall include the singular.

1.04       Calculation of Number of Days:  In any case in which a number of days is prescribed in this Agreement, the same shall be determined exclusive of the first day and inclusive of the last day.

1.05       Rounding of Numerical Figures:  Whenever a numerical figure is to be rounded or calculated to fewer digits than the number of digits available, the following procedure shall be applied unless otherwise specified herein:

(a)           if the first digit discarded is less than five (5), the last digit retained will not be changed; and

(b)          if the first digit discarded is equal to or greater than five (5), the last digit retained will be increased by one (1).

1.06       Currency: All amounts and sums of money referred to in this Agreement are expressed in terms of United States dollars and all amounts and sums payable hereunder shall be paid in lawful money of the United States of America.

1.07       Entire Agreement:  This Agreement contains all the terms of the mutual understanding between the Parties with respect to the subject matter of this Agreement and supersedes and replaces any and all written and oral arrangements, correspondence, conversations, and documents made and exchanged between the Parties with respect to the subject matter of this Agreement prior to the execution of this Agreement except as otherwise specifically provided for herein. Any modification, alteration, or amendment of this Agreement shall be in writing dated after the date hereof and duly executed by both Parties.

ARTICLE II

CONDITIONS PRECEDENT TO TERMINATION OF THE CONTRACTS

2.01       Generally:  The Parties acknowledge and agree that the obligations set forth in subsections (a) and (b) of Section 2.02 shall be conditions precedent to the effectiveness of the terms and conditions of Articles III through VIII hereof and the termination of the Original Contracts. Notwithstanding the foregoing, until the earlier to occur of the Effective Date (as defined below) or the termination of this Agreement in accordance with Section 2.03, the respective rights, duties and obligations of the Parties set forth in the Original Contracts shall be suspended.

2.02       Conditions:  As partial consideration for the termination of the Contracts, URI shall use reasonable efforts to:

(a)          Deliver to UG by Book Transfer at ConverDyn on or before April 30, 2006, a quantity of 21,075 pounds of Concentrates at US$15.50 per pound to be paid by UG within seven (7) working days after the Book Transfer occurred,

(b)          Pay to UG on or before June 30, 2006, Twelve Million Dollars (US$12,000,000.00); provided, however, that URI’s obligation to pay such amount shall be contingent on its ability to obtain debt and/or equity financing therefor on terms reasonably acceptable to URI.

2.03       Effectiveness:  The date that both of the actions set forth in subsections (a) and (b) of Section 2.02 shall have been effected shall be referred to as the “Effective Date.”  If the Effective Date occurs on or before June 30, 2006, this Agreement shall amend and restate the Original Contracts in their entirety, and the Original Contracts shall terminate and be of no further force and effect. If the Effective Date does not occur on or before June 30, 2006, this Agreement shall terminate and be of no further force and effect and the Original Contracts shall govern the respective rights, duties and obligations of the Parties as more particularly described therein as if this Agreement had not been executed by the Parties; provided, however, that URI shall have the right to extend the June 30 date for up to 45 days if necessary to accommodate the closing of its efforts to raise the $12 million.

2.04       Additional Deliveries Prior to the Effective Date:  Notwithstanding anything to the contrary contained herein, in the event that the Parties agree upon a delivery of Concentrates in addition to the delivery described in Section 2.02(a) prior to the Effective Date, the price therefor shall be in accordance with Section 4.01 and the payment terms therefor shall be in accordance with Section 4.03 through 4.05. Any such delivery will be credited to the amount of the first Delivery Quantity hereunder.

ARTICLE III

TERMS OF PURCHASE AND SALE

3.01       Quantities:

(a)         Base Quantity. Commencing on the Effective Date and subject to the terms and conditions of this Agreement, URI shall sell and deliver to UG during each Delivery Year on the Delivery Dates during the Term of this Agreement, and UG shall purchase, pay for and take delivery from URI of, the Base Quantity. The price for such Base Quantity shall be as set forth in Section 4.01.

(b)         Additional Quantities. If in any Delivery Year, URI has delivered the Base Quantity, and any existing Shortfall, if applicable, and URI has additional production of Concentrates from the Texas Properties available for delivery in such Delivery Year, UG shall have an exclusive right of first refusal (the “Right of First Refusal”) to purchase additional Concentrates (“Additional Quantities”) up to an amount which when added to the Base Quantity equals fifty percent (50%) of the Concentrates produced at the Texas Properties in that Delivery Year.

Upon the receipt of written notice from URI to UG of a Right of First Refusal, UG shall have a period of 15 Business Days during which it may accept such Right of First Refusal. If UG does not notify URI in writing within such 15 Business Day period, the Right of First Refusal shall terminate for such Delivery Year. If UG accepts the Right of First Refusal, the price for such Concentrates shall be determined pursuant to Section 4.02, and the actual delivery date shall be as mutually agreed upon by URI and UG with payment due in accordance with Sections 4.03 through 4.05.

(c)         Estimated Production Schedule. URI has simultaneously herewith furnished to UG an estimated production schedule. URI will periodically, but not less frequently than on the last day of each calendar quarter, update the estimated production schedule in writing to UG. It is understood that the estimate is only an estimate and that URI shall have no liability to UG if it fails to meet the estimated production schedule or if it fails to deliver 600,000 pounds of Concentrates in any Delivery Year.

3.02       Delivery Notice:  At least 15 days prior to each Delivery Date, UG shall provide URI in writing a Delivery Notice containing the Delivery Location to be met by URI for such delivery.

3.03       Delivery, Delivery Location and Delivery Date:  On each Delivery Date, URI shall deliver the Delivery Quantity to UG by Book Transfer with the Converter at the applicable Delivery Location set forth in the Delivery Notice. There shall be not more than 12 deliveries of Concentrates in any given Delivery Year, except pursuant to a Right of First Refusal.

3.04       Source of Supply/Origin:  The Concentrates delivered to UG will be sourced from the Texas Properties.

3.06       Conveyance:  URI shall issue to the Converter an instruction to effect the Book Transfer of the Delivery Quantity on each Delivery Date. URI shall instruct the Converter to provide UG and URI with a copy of the Converter’s Notice by facsimile transmission immediately following the conclusion of such Book Transfer.

3.07       Risk of Loss:  Title to, and all risks of loss in, and liability for, any personal loss or injury or any property damage caused by Concentrates delivered to UG shall pass to UG when the Concentrates are transferred to UG’s account by Book Transfer.

3.08       Permits:  Each Party shall, at its own expense, be responsible for obtaining all approvals, authorization, consents, licenses, and permits necessary to carry out its obligations hereunder, and to the extent necessary, the other party shall co-operate as to the obtaining of such approvals, authorizations, consents, licenses, and permits.

3.09       Costs:  URI will assume any fees, costs or charges incurred in carrying out the Book Transfer.

ARTICLE IV

PURCHASE PRICE AND PAYMENT

4.01       Price for Base Quantity and Shortfall:  In each Delivery Year, the amount payable per pound of Concentratesby UG for the Base Quantity and Shortfall delivered by URI pursuant to this Agreement shall be the Market Price less a discount of $6.00 per pound; such discount to be escalated with the GDP-IPD last published prior to the applicable Delivery Date as compared to the GDP-IPD last published prior to February 15, 2006.

4.02       Price for Additional Quantities:  For Concentrates delivered pursuant to a Right of First Refusal, the price payable by UG for each pound of Concentrates delivered thereunder shall be the average of the month-end Spot U3O8 Price Indicators as published by TradeTech and UxC for the month immediately preceding the month of delivery less a fixed discount of four percent (4%).

4.03       Invoices:  At least ten (10) days prior to each Delivery Date, URI shall send UG an invoice (the “Invoice”) setting forth (i) the actual Delivery Quantity to be delivered on such Delivery Date or (ii) the actual amount to be delivered pursuant to a Right of First Refusal. UG agrees that the original invoice may be sent by facsimile and that the receipt of such facsimile is receipt of the invoice for purposes of payment, provided that the original written invoice is received at least ten (10) days before the Delivery Date.

4.04       Payment:  UG shall pay the Invoice by the end of the month in which the delivery occurs for all deliveries prior to September 1, 2007 and within thirty (30) days after the Delivery Date or the date of delivery pursuant to a Right of First Refusal, as the case may be, subject to UG’s prior receipt of the Converter’s Notice. If such day on which payment is due is not a Business Day, the following Business Day will be substituted. Payment to URI of the full amount invoiced shall be made by electronic transfer of funds immediately available to URI at the bank account designated on the Invoice, free from all charges or deductions.

4.05       Interest:  Any amounts due hereunder from UG to URI not paid at or within the times specified in Section 4.04 shall bear interest from the due date until the actual date of payment at the Agreed Rate.

ARTICLE V

TAXES, DUTIES OR CHARGES

5.01       Taxes, Duties or Charges:  URI shall be responsible for and shall pay any taxes, imposts, or duties imposed or levied by or payable to any taxing authority upon or with respect to any or all of any Delivery Quantity or Concentrates delivered pursuant to a Right of First Refusal, as the case may be, prior to Book Transfer. UG shall be responsible for and shall pay any taxes, imposts, or duties imposed or levied by or payable to any taxing authority upon or with respect to any or all of such delivery, or the use thereof, coincident with or after Book Transfer.

ARTICLE VI

REPRESENTATION AND WARRANTIES;

INDEMNIFICATION; NO OTHER WARRANTIES

6.01       Representation and Warranties by URI:  URI represents and warrants to UG that:

(a)          URI will have good and marketable title to the Delivery Quantity being sold to UG and will convey good and marketable title thereto, free and clear of any liens, charges or encumbrances of any description;

(b)          The Delivery Quantity will conform to the Origin requirements described in Section 3.04;

(c)          No portion of the Delivery Quantity will have been obtained by URI under or through any arrangement, swap, or exchange that violates any of the laws of the United States of America regarding the importation or use of U3O8 or is designed to circumvent the import limits for uranium under the Suspension Agreement; and

(d)          The transaction set forth in this Agreement is not part of any arrangement, swap, or exchange by URI that violates any of the laws of the United States of America regarding the importation or use of U3O8 or is designed to circumvent the import limits for uranium under the Suspension Agreement.

The foregoing representations and warranties constitute continuing representations and warranties for the benefit of UG and will survive the completion of the transactions contemplated by this Agreement.

6.02       Representations and Warranties of UG:  UG represents and warrants to URI that:

(a)          The Delivery Quantity will be used exclusively for peaceful, non-explosive purposes in accordance with all applicable laws and regulations;

(b)          The transaction set forth in this Agreement is not part of any arrangement, swap, or exchange by UG that violates any of the laws of the United States of America regarding the importation or use of uranium or which is designed to circumvent the import limits for uranium under the Suspension Agreement; and

(c)          UG will impose the obligations in Section 6.02 (a) and (b) on any person, company or other entity with which UG enters into an arrangement for the sale, transfer exchange or other disposition of any portion of the Delivery Quantity.

The foregoing representations and warranties constitute continuing representations and warranties for the benefit of URI and survive the completion of the transactions contemplated by this Agreement.

6.03       Indemnification:  Subject to the terms and conditions hereof, URI shall indemnify and hold harmless UG from and against all costs, expenses, claims, damages and injuries incurred or arising in respect of the ownership, storage, transportation, possession or use of Concentrates prior to Book Transfer to UG by URI pursuant to this Agreement. UG shall indemnify and hold harmless URI from and against all costs, expenses, claims, damages and injuries arising in respect of the ownership, storage, transportation, possession or use of Concentrates subsequent to Book Transfer to UG by URI pursuant to this Agreement.

6.04       Exclusivity of Warranties:  THE EXPRESS WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE, AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY), SHALL APPLY.

ARTICLE VII

DEFAULT

7.01       URI’s default: In the event that URI is in default by failing to materially fulfil a delivery in accordance with an Invoice, provided such failure to deliver is not caused by Force Majeure, and provided such default continues for a period of twenty (20) days after notice from UG to URI specifying the events of default, then UG shall have the option, without prejudice to any other rights and remedies, to terminate such Delivery, and the damages payable to UG by URI shall be limited to the amount, if any, by which the cost of replacement U3O8 exceeds the cost of such U3O8, if such Delivery had been purchased under this Agreement in accordance with the Invoice; provided, however, that UG shall use its best efforts to obtain such replacement U3O8, at the lowest available cost; and

7.02        UG’s default to accept a Delivery: In the event that UG is in default by failing to accept  a delivery in accordance with an Invoice or otherwise as agreed upon by UG with respect to a delivery pursuant to a Right of First Refusal; provided such failure to accept is not caused by Force Majeure, and provided such default continues for a period of twenty (20) days after notice from URI to UG specifying the events of default, then URI shall have the option, without prejudice to any other rights and remedies, to terminate  such Delivery, and the damages payable to URI by UG shall be limited to the amount, if any, by which the resale price of the applicable amount of U3O8 is less than the Agreement price of such U3O8 , if such Delivery had been accepted under this Agreement; provided, however, that URI shall use its best efforts to resell such U3O8 at the highest available price.

7.03        UG’s default of payment: In the event that UG is in default to pay for a delivery in accordance with an Invoice  and provided such default to pay continues for a period of sixty (60) days after notice from URI to UG specifying the event of default, then URI shall have the option, without prejudice to any other rights and remedies, to terminate the Agreement and the damages payable to URI by UG shall be limited to the amount, if any, by which the resale price of the thus terminated amount of U3O8 is less than the Agreement price of such U3O8; provided, however, that URI shall use its best efforts to resell such U3O8 at the highest available price.

ARTICLE VIII

LIMITATION OF REMEDIES AND DAMAGES

8.01       No Consequential Damages:  EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, IN NO EVENT, WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WARRANTY, OR OTHERWISE, SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY NATURE ARISING OUT OF OR, CONNECTED WITH OR RESULTING FROM THE PERFORMANCE OF OR FAILURE TO PERFORM THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE OF FACILITIES, OR COSTS OF CAPITAL.

ARTICLE IX

FORCE MAJEURE

9.01       Definition:  “Event of Force Majeure” means an event which prevents or delays the performance by a Party of its obligations under this Agreement and arises out of causes beyond the reasonable control and without the fault or negligence of such Party. An Event of Force Majeure includes but is not limited to acts of God, fire, flood, explosion, strikes, labour disputes, sabotage, riots, acts of any civil or military authority, government legislation, regulations, actions or inactions, judgment or decision of a court of law or other authority with the force of law, wars, major equipment failure or unavailability of transportation facilities, including any failure or inability due to claim of Force Majeure by the Converter to comply with the instructions of URI to effect delivery of the Delivery Quantity to UG.

9.02       Non-Liability for Event of Force Majeure:  Subject to the provisions of this Article, where either Party is prevented from performing its obligations hereunder by an Event of Force Majeure, other than the obligation to pay money, the obligations of both Parties are suspended for the duration of such Event of Force Majeure and neither Party shall be liable to the other for such failure to fulfil obligations.

9.03       Notices:  A Party whose performance is affected by an Event of Force Majeure shall promptly give the other Party notice of the occurrence of the Event of Force Majeure and its anticipated effect on the Party’s performance under this Agreement, of any significant change in the nature of the Event of Force Majeure and of any progress made in eliminating it, and of the termination of any Event of Force Majeure and of the anticipated date of resumed performance of contractual obligations.

9.04       Obligations of Affected Party:  A Party which fails to fulfil its obligations because of an Event of Force Majeure shall use commercially reasonable efforts to minimize or eliminate the Event of Force Majeure but shall not be required to settle a strike, lockout, work slowdown, work stoppage, or other labour dispute, and shall otherwise fulfil its obligations at a time to be agreed upon by the Parties that will be as soon as is reasonably possible after the elimination of the Event of Force Majeure.

9.05       Cancellation of the Delivery:  If the a delivery cannot be made within sixty (60) days of the original Delivery Date because of an Event of Force Majeure, the Party not claiming Force Majeure may, at its option, terminate the affected  Delivery. In case that the event of Force Majeure would continue after the date of termination of the affected Delivery, the Party not claiming Force Majeure may, at its option, reduce or postpone future Deliveries or terminate all or part of the remaining Deliveries. Regarding the terminated Deliveries or this Agreement, neither Party shall have any liability to the other Party due to the transaction contemplated by this Agreement not taking place.

ARTICLE X

NOTICES

10.01     Notices:  Any notice, invoice, or other written communication required or permitted to be given hereunder shall be in writing and either be delivered personally to the Party to whom it is directed or sent by facsimile and shall be effective on the day of receipt of the notice if received during normal business hours of the addressee, and if not received during such normal business hours, then on the first Business Day of the addressee after such receipt.

10.02     Addresses:  The addresses of the Parties to which all such notices shall be forwarded are as follows:

if to UG:	UG U.S.A., Inc. 115 Perimeter Center Place, NE Suite 647 Atlanta, GA 30346 Attention: Manager, Contract Administration Facsimile: (770) 396 - 3974

if to URI:	URI Inc. 650 South Edmonds Lane Suite 108 Lewisville, TX 75067 Attention: Tom Ehrlich Facsimile:(972) 219 - 3311

with copy to:

Joe Card 5180 Roswell Road, North Bldg., Suite 203 Atlanta, GA 30342 Facsimile: (404) 947 – 0906

With an additional copy to:

Alfred C. Chidester, Esq. Baker & Hostetler LLP 303 E. Seventeenth Avenue, Suite 303 Denver, CO 80203 Facsimile:(303) 861-7805

The address of a Party for notices may be changed by notice given to the other Party in accordance with this Article X.

ARTICLE XI

ASSIGNMENTS; AMENDMENTS

11.01     Consent Required for Assignment:  Neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party, which consent shall not unreasonably be withheld; provided, however, that either Party may assign any of its rights hereunder, without such consent, to its parent company, its affiliates, or its bank or other financial institution. No such assignment shall relieve the assignor from any of its obligations hereunder.

11.02     Inurement:  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.03     Amendments:  No amendment or modification of this Agreement shall be binding on the parties unless made in writing and signed or executed by or on behalf of both parties.

ARTICLE XII

APPLICABLE LAW

12.01     Governing Law:  This Agreement shall be governed by, construed, and enforced in accordance with, and its validity shall be determined under, the laws of the State of New York, the United States of America, without giving effect to any conflicts-of-law rules requiring the application of the substantive law of any other jurisdiction, and it shall be deemed to have been executed and performed in the State of New York. The Parties hereby exclude the application of the United Nations Convention on Contracts for the International Sale of Goods (CISG) to this Agreement. The Parties expressly state their intention that the laws of France and Germany shall not, under any circumstances, apply in any way to the interpretation of this Contract. In the event this Contract is translated and there exists any difference between the foreign language version and the English version, this English version shall prevail.

12.02     Arbitration:

(a)          Any dispute, controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration in accordance with the rules of the American Arbitration Association then obtaining. Unless otherwise agreed in writing by the Parties hereto, the arbitral panel shall consist of three (3) arbitrators, one to be appointed by each Party and the third to be appointed by the two arbitrators appointed by the Parties. In the event that a Party fails to appoint an arbitrator within fifteen (15) days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, the other Party may request the American Arbitration Association to appoint an arbitrator for the Party failing to make such appointment. In the event that the third arbitrator has not been appointed within thirty (30) days after any such dispute, controversy or claim has been referred to arbitration hereunder, then, in such event, either Party may request the American Arbitration Association to appoint such third arbitrator. The arbitration proceedings, all documents submitted therein and the award of the arbitral panel shall be in the English language, and all members of the arbitral panel shall be fluent in English. The arbitration proceedings shall be held in New York, New York, the United States of America. The arbitral panel shall apply the rules of procedure applicable to civil actions in the courts of the state of New York; provided, however, that both Parties shall be entitled to representation by counsel, to appear and present written or oral evidence and argument and to cross-examine witnesses presented by the other Party. The arbitral award shall be in writing and the arbitral panel shall provide written reason for its award. The award of the arbitral panel shall be final and binding upon the Parties. The Parties waive any rights to appeal or to review such award by any court or tribunal, and such award shall be final and binding. Each Party agrees that any arbitral award or final judgment rendered against it in any action or proceeding relating in any way to this Agreement shall be conclusive and may be enforced, to the extent permitted by applicable law, in any court in the state of New York, by suit on the arbitral award or judgment, a certified copy of which arbitral award or judgment shall be conclusive evidence thereof, or by such other means provided by applicable law. The Parties further agree to undertake to carry out without delay the provisions of any arbitral award or order. A Party may disclose the contents of an award of the arbitral tribunal only to affiliates, Governmental Authorities or other persons as required by applicable law.

(b)          To the extent any Party has or may acquire any immunity (sovereign or otherwise) from jurisdiction of any arbitral tribunal or court in or in connection with any arbitration under this Agreement or any proceeding, action, lawsuit or process (whether through service or notice, attachment in aid of execution, execution or otherwise) pursuant to, in aid of, arising out of, in confirmation or registration of, or to enforce, an award of an arbitration proceeding under this Agreement, each Party, solely for the purpose of such arbitration proceeding, action, lawsuit or process, hereby irrevocably waives such immunity. The foregoing waiver and consent are intended to be effective to the fullest extent now or hereafter permitted by the applicable law of any jurisdiction where any suit, action or proceeding with respect to an arbitration under this Agreement may be commenced, including the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such act.

(c)          Pending the final decision of the arbitrator of a dispute hereunder, the Parties shall diligently proceed with the performance of any portion of the Agreement without prejudice to a final adjustment in accordance with the decision rendered by the arbitral tribunal with respect to such dispute.

ARTICLE XIII

WAIVER

13.01     Waiver:  No waiver, alteration, amendment, modification of this Agreement, or any covenant, condition, or limitation herein contained is valid unless in writing and duly executed by the Party to be charged therewith. Furthermore, no evidence of any waiver, alteration, amendment, or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the Parties arising out of or affecting this Agreement, or the rights or obligations of any Party hereunder, unless such waiver, alteration, amendment, or modification is in writing, and duly executed. Further, the provisions of this Article may not be waived.

ARTICLE XIV

CONFIDENTIALITY

14.01     Confidentiality:  The Parties shall treat this Agreement as confidential, and neither Party shall disclose its contents without the prior written consent of the other Party to any person except to its affiliates, legal advisors, financers or auditors. If disclosure is required to comply with the laws or regulations of a government or government agency or by a court having jurisdiction over one of the Parties or if a Party is required by the rules of the Securities and Exchange Commission or a stock exchange or if it is necessary in connection with any financing activities to make timely disclosure of developments, such Party may so disclose notwithstanding the foregoing upon prior notice to the other Party.

ARTICLE XV

TERM AND TERMINATION

15.01     Effect:  Termination of this Agreement in accordance with Section 2.03 or Section 7.03 by a Party entitled to effect such termination, shall;

(a)         take effect from the date of receipt of the notice of termination by the other Party;

(b)         operate as a discharge of performance of the unexecuted portion of this Agreement, except performance of any obligation outstanding at the date on which the notice of termination takes effect;

(c)         not abrogate or prejudice any right (whether conferred by this Agreement or existing by law or in equity) of either party in respect of any antecedent breach by the other of any obligations under this Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement as at the date first written above.

UG U.S.A., Inc.

By:
	Frederic Patreau	Gerhard Loh
	Vice President	Executive Vice President

URI INC.

By:

Name:

Title: